Exhibit 2

FIRST AMENDMENT TO

RIGHTS AGREEMENT

FIRST AMENDMENT TO RIGHTS AGREEMENT, dated as of May 4, 2006 (this “Amendment”), between ImClone Systems Incorporated, a Delaware corporation (the “Company”) and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.) as Rights Agent (the “Rights Agent”).

WHEREAS, on February 15, 2002, the Company and the Rights Agent entered into the Rights Agreement (the “Rights Agreement”);

WHEREAS, at any time prior to the occurrence of a Section 8(a)(ii) Event (as defined in the Rights Agreement), the Company may, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of Rights (as defined in the Rights Agreement);

WHEREAS, on May 2, 2006, the Board of Directors of the Company authorized and approved certain proposed amendments to the Rights Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1.01.                 Definitions. Capitalized terms used but not defined herein that are defined in the Rights Agreement shall have the meanings ascribed to them in the Rights Agreement.

SECTION 1.02.                 Amendments to Original Agreement.

(a)                                  The definition of “Acquiring Person” is hereby amended by: (i) deleting the word “and” from the end of clause (iv) thereof; (ii) adding the word “and” at the end of clause (v) thereof; and (iii) adding the following text as clause (vi) thereof:

“(vi)                        any Person that becomes the Beneficial Owner of the Specified Percentage of the shares of Common Stock then outstanding pursuant to a Qualifying Offer; provided, that if the Qualifying Offer does not result in such Person becoming the Beneficial Owner of a majority of the outstanding shares of Common Stock, then if such Person thereafter becomes the Beneficial Owner of any additional shares of Common Stock (other than (x) pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Stock or (y) pursuant to a split or subdivision of the outstanding Common Stock or (z) pursuant to another Qualifying Offer), such Person shall immediately be deemed an Acquiring Person unless, upon so becoming the Beneficial Owner of such additional shares of Common Stock, such Person does not Beneficially Own the Specified Percentage of the shares of Common Stock then outstanding.”

(b)                                 The definition of “Distribution Date” is hereby deleted and replaced in its entirety with the following text:

“‘Distribution Date’ means the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date and (ii) the close of business on the tenth Business Day (or such later day as may be designated prior to the occurrence of a Section 8(a)(ii) Event by action of the Board) after the date of the commencement of a tender or exchange offer by any Person that is not a Qualifying Offer (unless such tender or exchange offer shall have been amended such that it constitutes a Qualifying Offer prior to the close of business on such tenth Business Day) if, upon consummation thereof, such Person would be an Acquiring Person; provided, however, that if either of such dates occurs after the date of this Agreement and on or prior to the Record Date, then the Distribution Date shall be the Record Date.”

(c)                                  The following text is hereby added after the definition of “Purchase Price” and before the definition of “Securities Act”:

“‘Qualifying Offer’ means an all-cash tender offer for all outstanding shares of Common Stock (on a fully-diluted basis) that meets all of the following requirements:

“(a)                            On or prior to the date on which such offer is commenced (within the meaning of Rule 14d-2(a) under the Exchange Act), the offeror has, and has provided to the Company, firm written commitments from reputable financial institutions, which have been accepted by the offeror (or one of its Affiliates), to provide funds sufficient (together with cash and cash equivalents which such offeror and its Affiliates then have available and have irrevocably committed in writing to the Company to use for purposes of the tender offer) to pay for all outstanding shares of Common Stock on a fully diluted basis in the tender offer and the transactions described in clause (d) of this definition and all related expenses, which commitments shall be subject only to conditions that are (x) no broader than the conditions of the tender offer that comply with clause (c) of this definition or (y) otherwise are customary (and which shall in no event include any “diligence” condition, any condition requiring access by such financial institutions to non-public information to be provided by the Company, any condition based on the accuracy of any information concerning the Company other than such as would be the subject of representations and warranties in a public financing by the Company, or any condition requiring the Company to make any representations, warranties or covenants in connection with the financing contemplated by such commitments).

“(b)                           The tender offer (i) shall have an initial expiration date of not less than 90 and not more than 95 calendar days from the date on which it is commenced (within the meaning of Rule 14d-2(a) under the Exchange Act); and (ii) shall contain binding commitments by the offeror (confirmed by a written instrument delivered to the Company on or prior to the date on which such offer is commenced within the meaning of Rule 14d-2 under the Exchange Act) that the offeror will extend the offer if necessary so that the offer will not expire until 20 Business Days after the commencement of any tender offer or exchange offer by a third party and otherwise will not be extended except as required to comply with applicable law or if, as of the scheduled expiration date, all conditions to the consummation of the offer are not satisfied (provided that in each case any such extension shall be for no more than 30 days at a time).

“(c)                            The tender offer shall be subject only to customary terms and conditions, which (i) may, but need not, include a condition that a specified number of shares of Common Stock be validly tendered in the offer and not withdrawn, and (ii) shall in no event include satisfaction of (A) any condition relating to approval by the board of directors (or similar governing body) or equity owners of the offeror (or any Affiliate of such offeror); (B) any condition within the offeror’s (or any of its Affiliates’) control; or (C) any condition relating to the business, financial condition, results of operations, or prospects of the Company, other than such as are based on information publicly disclosed by the Company.

“(d)                           The tender offer shall contain a binding commitment by the offeror (confirmed by a written instrument delivered to the Company on or prior to the date on which such offer is commenced within the meaning of Rule 14d-2 under the Exchange Act) that if, upon consummation of such tender offer, the number of shares of Common Stock that are Beneficially Owned by the offeror constitute at least a majority of the shares of Common Stock then outstanding, the offeror shall use its best efforts to carry out, as promptly as possible following consummation of the tender offer, a transaction or transactions pursuant to which all shares of Common Stock not purchased in such offer will be acquired at the same cash price payable in the tender offer; provided that such commitment may be subject to the condition that the Board take such actions as may reasonably be required to facilitate such transaction or transactions, including, without limitation, by taking such action as may be necessary or appropriate to make Section 203 of the Delaware General Corporation Law inapplicable to such transaction or transactions.

“(e)                            The tender offer shall contain a binding commitment by the offeror (confirmed by a written instrument delivered to the Company on or prior to the date on which such offer is commenced within the meaning of Rule 14d-2 under the Exchange Act) that the offeror will not make any material amendment to such tender offer, except to increase the price offered or as provided in clause (b)(ii) of this definition.

(d)                                 The definition of “Specified Percentage” is hereby amended by deleting the reference therein to “15%” and replacing such reference with “19.9%”.

(e)                                  Section 8(a)(ii) is hereby amended by adding the words “after the Distribution Date” after the words “upon exercise thereof” and before the words “at the Purchase Price”.

(f)                                    Section 23 is hereby amended by adding the following text at the end thereof:

“; provided, that Rights Agent shall not be required to execute a Supplement or Amendment which it reasonably believes in good faith would materially and adversely affect its interests under this Agreement.”

(g)                                 Exhibit B is hereby amended by deleting all references therein to “15%” and replacing such references with “19.9%”.

(h)                                 The description of “Acquiring Person” contained in Exhibit B is hereby amended by: (i) deleting the word “and” from the end of clause (iv) thereof; and (ii) adding the following text at the end thereof:

“, and (vi) any person or group who becomes the beneficial owner of 19.9% or more of the Common Stock pursuant to a Qualifying Offer, so long as such person (if it did not acquire beneficial ownership of a majority of the outstanding shares of Common Stock as a result of the Qualifying Offer) does not become the beneficial owner of any additional shares of Common Stock (other than in certain limited circumstances, including pursuant to another Qualifying Offer).”

(i)                                     The final paragraph of Exhibit B is hereby deleted and replaced in its entirety with the following text:

“A copy of the Rights Agreement and the amendment thereto have been filed with the Securities and Exchange Commission as an Exhibit to a Registration Statement on Form 8-A  as amended by Form 8-A/A. A copy of the Rights Agreement and such amendment is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, as amended from time to time, the complete terms of which are hereby incorporated by reference.”

(j)                                     The first paragraph of Exhibit C is hereby amended by adding the words “, as amended” after the words “February 15, 2002” and before the words “(the “Rights Agreement”)”.

SECTION 1.03.                 No Implied Amendments. Except as herein amended, all of the terms of the Rights Agreement shall remain in full force and effect and are ratified in all respects. On and after the effectiveness of this Amendment, each reference in the Rights Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Rights Agreement in any other agreements, documents or instruments executed and delivered pursuant to the Rights Agreement, shall mean and be a reference to the Rights Agreement, as amended by this Amendment.

SECTION 1.04.                 Governing Law. This Amendment shall be governed by and interpreted and enforced in accordance with the terms of the Rights Agreement.

SECTION 1.05.                 Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

IMCLONE SYSTEMS INCORPORATED

By:	/s/ Joseph L. Fischer
	Name:	Joseph L. Fischer
	Title:	Interim Chief Executive Officer
180 Varick Street
New York, NY 10014
Attention: General Counsel

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Carol Mulvey-Eori
	Name:	Carol Mulvey-Eori
	Title:	Managing Director
250 Royall Street
Canton, MA 02021
Attention: Relationship Management